Exhibit 23.1

Consent of Lee Keeling and Associates, Inc.
Independent Petroleum Engineers

We consent to the reference of our firm and to the reference to our “Estimated Reserves and Future Net Revenue of Arena Resources, Inc. Oil and Gas Properties Effective January 1, 2006” in the Annual Report (Form 10-K) of Arena Resources, Inc.

/s/ Lee Keeling and Associates, Inc.

Tulsa, Oklahoma
March 14, 2006